Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Miller and Lents, Ltd. hereby consents to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Energy XXI (Bermuda) Limited of our report, dated August 27, 2007, relating to the consolidated financial statements of Energy XXI (Bermuda) Limited as of June 30, 2007 and 2006 and for the year ended June 30, 2007, and for the period from inception (July 25, 2005) through June 30, 2006.

We further consent to references of our company under the caption “Experts” in such Registration Statement.

MILLER AND LENTS, LTD.

By
Stephen M. Hamburg
Vice President

Houston, Texas
August 18, 2008